Exhibit 99.1

NEWS RELEASE
RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Appoints Michael Angelina to Board of Directors

PEORIA, ILLINOIS, December 20, 2013 — RLI Corp. (NYSE: RLI) — RLI Corp. announced today that Michael E. Angelina, Executive Director of the Academy of Risk Management and Insurance at Saint Joseph’s University, has been appointed to its board of directors, effective December 20, 2013. Angelina has been appointed for a term expiring at RLI’s next annual shareholders’ meeting in May 2014, at which time he will stand for re-election.

Angelina has led the Academy of Risk Management and Insurance at Saint Joseph’s University since April 2012, and formerly served as Chief Risk Officer and Chief Actuary at Endurance Specialty Holdings. He is an accomplished executive with more than 25 years of insurance industry experience, including leadership positions at Endurance Specialty Holdings and Tillinghast-Towers Perrin. Angelina holds a Bachelor of Science degree in Mathematics from Drexel University.

“I am pleased to welcome Michael to our board of directors,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “His industry experience, and particularly his risk management background, will add significant value as we seek to grow our business and continue delivering value to our customers and shareholders.”

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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